Exhibit 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statements on Form S-8 for Daktronics, Inc. 1993 Stock Option Plan and Outside Directors Stock Option Plan and Daktronics, Inc. 401(k) Profit Sharing Plan and Trust and to the Registration Statement on Form S-3 relating to the sale of no par value common stock, and in the related Prospectuses of our reports, dated June 21, 2001, with respect to the consolidated financial statements of Daktronics, Inc. and subsidiaries as of April 28, 2001 and April 29, 2000, and for each of the three years in the period ended April 28, 2001, and the schedule included in this Annual Report on Form 10-K for the year ended April 28, 2001.


                                        /s/ McGladrey & Pullen, LLP

                                        McGLADREY & PULLEN, LLP

Sioux Falls, South Dakota
July 3, 2001


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